Bluegreen Vacations Declares Quarterly Cash Dividend

BOCA RATON, FL -- (Marketwired) – January 3, 2018 – Bluegreen Vacations Corporation (NYSE: BXG) ("Bluegreen” or “the Company”) announced today that its Board of Directors has declared a cash dividend payment of $0.15 per share of common stock. The dividend is payable January 23, 2018 to shareholders of record on the close of trading on January 16, 2018. Bluegreen’s common stock began trading on the New York Stock Exchange on November 17, 2017.

Bluegreen currently intends to continue to pay quarterly cash dividends on its common stock of $0.15 per share. However, the declaration of any dividends will be at the discretion of the Board of Directors, and will be based on Bluegreen’s financial condition, results of operations, available cash, capital requirements, general business conditions, prospects and other factors that the Board of Directors deems appropriate, and will be subject to applicable law and contractual restrictions, including restrictions contained in Bluegreen’s credit facilities.

About Bluegreen Vacations Corporation:

Bluegreen Vacations Corporation (NYSE: BXG), is a leading vacation ownership company that markets and sells vacation ownership interests (VOIs) and manages resorts in top leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with approximately 211,000 owners, 67 Club and Club Associate Resorts and access to more than 11,000 other hotels and resorts through partnerships and exchange networks. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties. Bluegreen is 90% owned by BBX Capital Corporation (formerly BFC Financial Corporation) (NYSE: BBX) (OTCQX:BBXTB), a diversified holding company. For additional information on Bluegreen or BBX Capital please visit https://ir.bluegreenvacations.com/ or https://ir.bbxcapital.com/

Forward-Looking Statements:

Certain matters within this press release include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to differ from those expected in the forward-looking statements, including but not limited to, the risk that quarterly dividend payments may not be declared in the future or on a regular basis or as anticipated, if at all. Additional risks and uncertainties are described in Bluegreen’s filings with the Securities and Exchange Commission available to view on the SEC's website, www.sec.gov, and on Bluegreen Vacation's website, ir.bbxcapital.com. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. Bluegreen Vacations cautions that it does not undertake, and specifically disclaims any obligation, to update or supplement such forward-looking statements.

Contact:

Edelman Financial Communications

Bluegreen@edelman.com

(212) 704-8166

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